SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                          ----------------------------
                           THE SECURITIES ACT OF 1933
                           --------------------------


                           Uncommon Media Group, Inc.
                                 ---------------
             (Exact name of registrant as specified in its charter)

                 Florida                                    65-0911072
        --------------------------                        ---------------
     (State or other jurisdiction of                     (I.R.S. Employer
     incorporation  or organization)                    Identification No.)

                      33 West 54th, 2nd Floor, NY, NY 10019
             ------------------------------------------------------
               (Address of Principal Executive Offices)(Zip Code)

                           Consultant Stock Plan 2001
                             ------------------------
                            (Full title of the plan)

          Lawrence Gallo, President, 33 West 54th, 2nd Floor, NY, NY  10019
   ---------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (212) 956-1494
                                 ---------------
          (Telephone number, including area code, of agent for service)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR REINVESTMENT PLAN, CHECK THE FOLLOWING BOX; [X]

                             CALCULATION OF REGISTRATION FEE

                                                         Proposed
                                       Proposed          maximum
Title of securities  Amount to be      maximum offering  aggregate offering   Amount of
to be registered     registered        price per share   price                registration fee
-------------------  ----------------  ----------------  -------------------  ----------------
Common Stock          3,850,000 Shares  $ .12             $462,000                    $125.00


(1) Computed pursuant to Rule 457 solely of the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The fee is based upon the average of the closing bid and ask price of the common stock reported on the NASD Bulletin Board for November 28, 2001.

          PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          -------------------------------------------------------------


Item  1  -  Plan  Information
-----------------------------

Pursuant to Rule 428(b)(1), the information required by Part I is included in documents sent or given to each consultant of Uncommon Media Group, Inc., a Florida corporation (herein "Registrant" or "Company").

Item  2  -  Registrant  Information  and  Employee  Plan  Annual  Information
-----------------------------------------------------------------------------

Participants of the Consultant Stock Plan 2001 (the "plan") have been advised of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this registration statement, and that these documents are incorporated by reference in the prospectus, and the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 424 (b). The address (to the attention of the President of the Company) and telephone number to which the request is to be directed is as follows: Lawrence Gallo, President, 33 West 54th, 2nd Floor, NY, NY 10019 Phone: 212-956-1494.


          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
          ------------------------------------------------------------

Item  3  -  Incorporation  of  Documents  by  Reference
-------------------------------------------------------

The following documents are incorporated by reference to this Registration Statement and made a part hereof:

     (a) the Registrant's latest Annual Report on Form 10-KSB, for the fiscal year ended December 31, 2000 including exhibits, filed under Section 13 or 15(d) of the Securities Act of 1934, as amended (the "Exchange Act"), including all amendments;

     (b) all other reports, including amendments, filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) immediately above, including, without limitation, Forms 10-QSB, and 8-K;


All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item  4  Description  of  Securities
------------------------------------

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item  5  Interests  of  Named  Experts  and  Counsel
----------------------------------------------------

Not  Applicable.

Item  6   Indemnification  of  Directors  and  Officers
-------------------------------------------------------

The Company's Articles of Incorporation and By-Laws contain provisions which reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. Such provisions are intended to increase the protection provided directors and, thus, increase the Company's ability to attract and retain qualified persons to serve as directors.

Florida Corporation Law authorizes the indemnification of officers and directors and certain others under certain circumstances.

The Articles of Incorporation and Bylaws, as may be amended from time to time, and may also provide authority to Management to authorize indemnification of officers and Directors. The following summarizes indemnification:

The Corporation may indemnify all of its' officers and directors, past, present and future, against any and all expenses incurred by them, and each of them including but not limited to legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of this corporation. No indemnification shall be provided to any such indemnitee for acts or omissions of the indemnitee (a) if the indemnitee did not (i) act in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, have reasonable cause to believe the indemnitee's conduct was unlawful or (b) if the corporation is otherwise prohibited by applicable law from paying such indemnification.

The foregoing is a summary of indemnification provisions and is limited with reference to the actual complete language of the indemnification provisions.

In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933 is contrary to public policy and, therefore, is unenforceable.



Item  7.  Exemption  from  Registration  Claimed.
Not  Applicable.

Item  8.  Exhibits.
See  -  Exhibits  and  Exhibit  Index  below.

Item  9.  Undertakings.

     a.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (Sec.239.13 of this chapter) or Form S-8 (Sec.239.16b of this chapter) or Form F-3 (Sec.239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on November 29, 2001.


Uncommon Media Group, Inc.

By:  /s/  Lawrence Gallo
   -------------------------------
          Lawrence Gallo, President
          Chief Executive Officer
         (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Uncommon Media Group,  Inc.
By:   /s/  Bruce Magown
    --------------------------------
           Bruce Magown, Director
           (Principal Financial Officer and Director)

November 30, 2001

By:  /s/ Gustavo A. Rodriguez
   -------------------------------
         Gustavo A. Rodriguez, Vice President of Administration, Director

November 30, 2001

By:  /s/ Mitchell Sandler
   -------------------------------
         Mitchell Sandler, Vice President, Director

November 30, 2001

By:   /s/  Ali Far
    --------------------------------
           Ali Far, Director

November 30, 2001

By:
    --------------------------------
           Allen Sherwin, Director

November 30, 2001

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                    EXHIBITS
                                       TO
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           UNCOMMON MEDIA GROUP, INC.
                                 ---------------
                                  EXHIBIT INDEX
                                  -------------


No.     Description                             Document                   Page
-------------------------------------------------------------------------------
4      Instruments Defining Rights of Securities Holders

4.1                                             Articles of Incorporation    *
4.2                                             Bylaws                       *

5      Opinion re:  Legality                    Letter                       E-1

24     Consents of Experts and Counsel

24.1                                            Legal Consent                E-1
24.2   Consent of Independent Auditors                                       E-5

10     Additional  Exhibits

10.1   Consultant Stock Plan 2001                                            E-2

--------------------

* Incorporated by reference to the Company's SEC Files, No.   0001085774.

Law Offices of Richard Rossi, P.A.

November 30, 2001

Uncommon Media Group, Inc.

Re: SEC Registration Statement on Form S-8
    --------------------------------------

This firm ("Firm") has been engaged as counsel for Uncommon Media Group, Inc. ("Company"), in connection with its proposed registration, under the Securities Act of 1933, as amended (the "Act"), of Shares of its Common Stock under the Consultant Stock Plan 2001 ("Plan"),to compensate persons for consulting services, by a filing of a Registration Statement under Form S-8 to which this opinion is a part, to be filed with the U.S. Securities and Exchange Commission ("Commission").


In connection with rendering the opinion as set forth below, the Firm has reviewed and examined originals or copies, of, among other things, the following:

     1.   Articles of Incorporation of the Company, and any amendments;

     2.   By-laws of the Company, and any amendments;

     3. Corporate resolutions by the Board of Directors or Certification relating to the issuance of Common Stock for services;

     4.   the Plan; and

     5. The Company's Registration Statement on Form S-8 and exhibits thereto as filed with the Commission.


In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to the Firm as originals, the conformity with the original documents of all documents submitted to the Firm as certified or photo static copies, and the authenticity of the originals of such copies and the truth of all information supplied us. We have further assumed, among other things, that the recipients of the Shares will have completed the required services, and/or provided considerations required under the terms of such related agreements acceptable to the Board of Directors and that any Shares to be issued will have been registered in accordance with the Act, absent the application of an exemption from registration, prior to the issuance of such Shares. We have not independently investigated or verified any matter whatsoever, including assumption, or representation. Based upon the foregoing and in reliance thereof, it is our opinion that, subject to the limitations set forth herein, the Shares to be issued will paid, legally issued shares.

This opinion is expressly limited in scope to the Shares under the Plan discussed herein which are to be expressly covered by the referenced Registration Statement and does not cover subsequent issuances of shares, if any, pertaining to other matters (such transactions are required to be included in either a new Registration Statement or a Post-Effective Amendment to the Registration Statement including updated opinions concerning the validity of issuance of such shares, and other items), nor does this opinion extend to any other issue.

This opinion is limited (we express no opinion with respect to the laws of any jurisdiction). We consent to your filing this opinion with the Commission as an exhibit to the Registration Statement on Form S-8. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based representations to this firm, and upon our assumptions as to application of the law and facts as of the date hereof, including, without limitation, that the Shares are to be supplied under the direction of the Board of Directors for bona fide services of consultants, and in no way for capital raising or stock promotion. We assume no duty to communicate with you with respect to any matters which come to our attention hereafter.

Sincerely  yours,

/S/ LAW OFFICES OF RICHARD ROSSI, P.A.

                           Consultant Stock Plan 2001
                                   ----------

THIS CONSULTANT STOCK PLAN 2001 ("Plan") is made effective as of November 20, 2001, by Uncommon Media Group, Inc. ("Company"), for various consultants as designated by the Board ("Consultants").


                                R E C I T A L S:
                                ----------------

     The Company wishes to grant, and the Consultants wish to receive, as compensation for consultation services to the Company, a total of 3,850,000 Shares of the common stock of the Company ("Common Stock"), all pursuant to the provisions set forth herein;

     NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars, premises, mutual promises, covenants, terms and conditions herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

     1.  Grant  of  Shares.  The Company hereby grants to the Consultants shares
         -----------------
of Common Stock, up to 3,850,000 shares (the "Shares") in the Company. The Shares may be issued to the Consultants for a period of one year, as the duration of the Plan.

     2.  Services.  Consultants have been engaged by the Company and the Company
         --------
has received business consultation services and/or promises of additional services. Services may be detailed in additional documentation, including confirmatory letters and agreements, as provided to one or more officers of the Company, or may be provided in person, by phone, fax and/or email.

     3.   Compensation.  The  Consultants  are  not  entitled  to  receive  cash
          ------------
compensation, unless and until any agreement to the contrary is reached with any particular Consultant. Consultants' sole compensation is the Shares identified herein, unless the parties agree otherwise.

     4.  Registration  or  Exemption.  Notwithstanding  anything to the contrary
         ---------------------------
contained herein, the Shares may not be issued unless the Shares are registered pursuant to the Securities Act of 1933, as amended ("Act").

     5.  Delivery  of  Shares.   The Company shall deliver, subject to the terms
        ---------------------
and conditions of this Plan, to each Consultant, as soon as practicable, a Certificate representing the Shares. Each Consultant agrees to be bound by the terms and conditions under the Plan by accepting delivery of the Shares, and any other terms individually agreed to in writing by the parties.

     6.  Company's  Rights.  The  existence of the Shares and/or this Plan shall
         -----------------
not  affect  in  any  way  the  rights  of  the Company to conduct its business.

     7.  Disclosure.  Each Consultant agrees to having read and fully considered
         ----------
the disclosures under Exhibit "A" attached hereto and incorporated herein by reference.

     8.  Amendments.  This Plan may not be amended unless by the written consent
         ----------
of  Board.

     9.  Governing  Law. This Plan shall be governed by the laws of the State of
         --------------
Florida, and the sole venue for any action arising hereunder or in connection herewith shall be a court of competent jurisdiction in New York City, NY.

     10.  Binding  Effect.  This  Plan shall be binding upon and for the benefit
          ---------------
of the parties hereto and their respective heirs, permitted successors, assigns and/or delegates.

     12.  Captions.  The  captions  herein  are  for  convenience  and shall not
         ---------
control  the  interpretation  of  this  Plan.

     11.  Cooperation.  The parties agree to execute such  reasonable  necessary
          ------------
documents upon advice of legal counsel in order to carry out the intent and purpose of this Plan as set forth hereinabove.

     12.  Gender  and Number.  Unless the context otherwise requires, references
         -------------------
in this Plan in any gender shall be construed to include all other genders, references in the singular shall be construed to include the plural, and references in the plural shall be construed to include the singular.

     13.  Severability.   In  the event anyone or more of the provisions of this
          ------------
Plan shall be deemed unenforceable by any court of competent jurisdiction for any reason whatsoever, this Plan shall be construed as if such unenforceable provision had never been contained herein.

By order of the Board of Directors

                            EXHIBIT "A" to Stock Plan
                            -------------------------

Item 1 - Plan Information
-------------------------

     (a)  General Plan Information
         -------------------------
          1. The title of the Plan is: Consultant Stock Plan 2001 ("Plan") and the name of the registrant whose securities are to be offered pursuant to the Plan is Uncommon Media Group, Inc. ("Company").

          2. The general nature and purpose of the Plan is to grant Consultants a total shares of the Common Stock of the Company as compensation for consultation services for the Company.

          3. To the best of Company's knowledge, the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended or replaced by any subsequent law.

          4. (a) The Company shall act as Plan Administrator. The Company's address and telephone number is: Lawrence Gallo, President, 33 West 54th,
     2nd Floor, NY, NY  10019.     Phone:  212-956-1494. The Company, as
     administrator of the Plan, will merely issue to the Consultants shares of Common Stock pursuant to the terms of the Plan.

     (b)  Securities to be Offered. Pursuant to the terms of the Plan,
         ------------------------
     shares of the Company's Common Stock will be offered.

     (c) Employees Who May  Participate  in the Plan.  Consultants  are the sole
         --------------------------------------------
     participants in the Plan. Consultants are eligible to receive the securities provided the securities have been registered or are exempt from registration under the Securities Act of 1933, as amended (the "Act").

     (d) Purchase of  Securities  Pursuant to the Plan.  The Company shall issue
         ----------------------------------------------
     and  deliver  the   underlying   securities  to  Consultants  as
     soon  as practicable.

     (e) Resale  Restrictions.
         --------------------
     Consultants may assign, sell, convey or otherwise transfer the securities received, subject to the requirements of the Act.

     (f) Tax Effects of Plan Participation. The Plan is not qualified under Sec.
         ---------------------------------
     401 of the Internal Revenue Code of 1986, as amended or replaced by any subsequent law. The Company does not believe this Plan or any interest is subject to ERISA.

     (g) Investment of Funds. n/a
         -------------------
     (h)  Withdrawal  from the  Plan;  Assignment  of  Interest.  Withdrawal  or
          -----------------------------------------------------
     termination as to the Plan may occur upon determination of the Company. Consultants have the right to assign or hypothecate Consultant's interest in the Plan, subject to Plan provisions.

     (i)  Forfeitures  and  Penalties.  n/a
          ---------------------------
     (j)  Charges  and  Deductions  and  Liens  Therefore.  n/a
          -----------------------------------------------

Item  2 Registrant  Information  and  Employee  Plan  Annual  Information.
----------------------------------------------------------------------------
Registrant, upon oral or written request by Consultants, shall provide, without charge, the documents incorporated by reference in Part II, Item 3 of Company's Form S-8 Registration Statement for the securities as well as any other documents required to be delivered pursuant to SEC Rule 428(b) (17 CFR Section 230.428(b)). All requests are to be directed to the Company at the address provided above.

CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference of our report dated April 4, 2001 in the Registration Statement on Form S-8 pertaining to the Consultant Agreement Plan 2001 of Uncommon Media Group, Inc., with respect to the financial statements of Uncommon Media Group, Inc. included in it's Form 10-KSB for the year ended December, 31, 2000, filed with the Securities and Exchange Commission.




/S/  Ernst & Young
------------------------------------------
     Ernst & Young
     New York, New York
     November 29, 2001